PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-227001
Dated May 13, 2019

Royal Bank of Canada Trigger Callable Contingent Yield Notes (Daily Coupon Observation)
$2,986,000 Notes Linked to the Least Performing Underlying Between the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000 ETF and the iShares® MSCI Emerging Markets ETF due on November 16, 2021
Investment Description
Trigger Callable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the least performing of the three exchange traded funds set forth above (each an “Underlying” and together the “Underlyings”). If the closing price of each Underlying is greater than or equal to its Coupon Barrier on each trading day during a Quarterly Observation Period, we will make a contingent coupon payment with respect to that period. If the closing price of any Underlying is less than its Coupon Barrier on any trading day during a Quarterly Observation Period, no contingent coupon payment will be made. We may, at our election, call the Notes at our option on any Quarterly Observation End Date (other than the Final Valuation Date) regardless of the closing price of any of the Underlyings at that time. If we elect to call the Notes prior to maturity, we will pay the principal amount plus any contingent coupon for the Quarterly Observation Period ending on the applicable Quarterly Observation End Date, and no further amounts will be owed to you. If we do not elect to call the Notes prior to maturity and the Final Price of each Underlying is equal to or greater than its respective Downside Threshold, we will pay you an amount at maturity equal to the principal amount of your Notes, in addition to any contingent coupon for the final Quarterly Observation Period. If we do not elect to call the Notes prior to maturity and the closing price of any of the Underlyings is less than its Downside Threshold, we will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing price of the Underlying with the largest percentage decrease between its Initial Price and Final Price (the “Least Performing Underlying”). The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount at maturity. You may receive few or no quarterly contingent coupons during the term of the Notes. You will be exposed to the market risk of each Underlying on each trading day of the Quarterly Observation Periods and on the Final Valuation Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other Underlyings. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.
Features	Key Dates
❑      Contingent Coupon — If the closing price of each Underlying is equal to or greater than its Coupon Barrier on each trading day during a Quarterly Observation Period, we will make a contingent coupon payment with respect to that period. We will not pay you the contingent coupon for any Quarterly Observation Period in which the closing price of any Underlying on any trading day during that period is less than its Coupon Barrier.
❑      Issuer Callable — We may, at our election, call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing price of any Underlying, and pay you the principal amount plus any contingent coupon otherwise due for the Quarterly Observation Period ending on that Quarterly Observation End Date. If the Notes are called, no further payments will be made after the applicable payment.
❑    Contingent Repayment of Principal at Maturity— If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, we will pay you the principal amount per Note at maturity, in addition to any contingent coupon with respect to the final Quarterly Observation Period. If any Underlying closes below its Downside Threshold on the Final Valuation Date, we will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of the Least Performing Underlying from its Initial Price to its Final Price. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.
Trade Date	May 13, 2019
Settlement Date	May 15, 2019
Observation Periods[1]	Quarterly (see page 7 below)
Final Valuation Date[1]	November 10, 2021
Maturity Date[1]	November 16, 2021
[1]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING INDEX. YOU MAY BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING ON THE FINAL VALUATION DATE, AND ANY DECLINE IN THE PRICE OF ANY UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF THE OTHER UNDERLYINGS.THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering
This pricing supplement relates to Trigger Callable Contingent Yield Notes we are offering. The Notes are linked to the least performing between the three exchange traded funds listed below.  The Initial Prices, Downside Thresholds and Coupon Barriers for the Notes were determined on May 10, 2019. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Underlyings (Least Performing of) and Tickers	Contingent Coupon Rate	Initial Prices	Downside Thresholds*	Coupon Barriers*	CUSIP	ISIN
SPDR® S&P 500® ETF Trust (SPY)	9.25% per annum	$288.10	$172.86, which is 60% of the Initial Price	$187.27, which is 65% of the Initial Price	78014H805	US78014H8051
iShares® Russell 2000 ETF (IWM)		$156.62	$93.97, which is 60% of the Initial Price	$101.80, which is 65% of the Initial Price
iShares® MSCI Emerging Markets ETF (EEM)		$41.98	$25.19, which is 60% of the Initial Price	$27.29, which is 65% of the Initial Price
* Rounded to two decimal places.
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated September 7, 2018, the prospectus supplement dated September 7, 2018, product prospectus supplement dated October 3, 2018 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Security
Notes linked to the Least Performing of Three Exchange Traded Funds	$2,986,000	$10.00	$37,325	$0.125	$2,948,675	$9.875
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10 principal amount of each Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the trade date was $9.6794 per $10 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Series H medium-term notes of which these Notes are a part, and the more detailed information contained in the product prospectus supplement dated October 3, 2018. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement, the prospectus supplement, or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TACYN-1 dated October 3, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000114036118040006/form424b5.htm
♦	Prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
♦	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm

As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦         You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦         You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.
♦         You accept that you may not receive a contingent coupon payment on some or all of the Coupon Payment Dates.
♦         You are willing to make an investment whose return is limited to the contingent coupon payments, regardless of any potential appreciation of the Underlyings, which could be significant.
♦         You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.
♦         You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.
♦         You are willing to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.
♦         You are willing to accept individual exposure to each Underlying on each trading day of the Quarterly Observation Periods and on the Final Valuation Date, and understand that the performance of the Least Performing Underlying will not be offset or mitigated by the performance of the other Underlyings.
♦         You understand and accept the risks associated with the Underlyings.
♦         You are willing to forgo the dividends paid on the equity securities held by the Underlyings.
♦         You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦         You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.
The Notes may not be suitable for you if, among other considerations:
♦         You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦         You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦         You do not accept that you may not receive a contingent coupon payment on some or all of the Coupon Payment Dates.
♦         You are not willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.
♦         You seek an investment that participates in the full appreciation in the prices of the Underlyings or that has unlimited return potential.
♦         You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Least Performing Underlying.
♦         You are unwilling to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this pricing supplement.
♦         You do not understand or accept the risks associated with the Underlyings.
♦         You are unwilling to accept individual exposure to each Underlying on each trading day of the Quarterly Observation Periods and on the Final valuation Date, or do not understand that the performance of the Least Performing Underlying will not be offset or mitigated by the performance of the other Underlyings.
♦         You seek to receive the dividends paid on the Underlyings.
♦         You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦         You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” below and “Risk Factors” in the accompanying product prospectus supplement for risks related to an investment in the Notes. In addition, you should review carefully “Information About the Underlyings” below for more information about the Underlyings.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10 per Note (subject to a minimum purchase of 100 notes)
Term:	Approximately 2.5 years, if not previously called
Underlyings:	The three exchange traded funds listed on the cover page of this document (each, an “Underlying”)
Closing Price:
With respect to each Underlying, on any trading day, the last reported sale price on the principal national securities exchange in the U.S. on which it is listed for trading, as determined by the calculation agent.

Initial Price:	With respect to each Underlying, its closing price on May 10, 2019.
Final Price:	With respect to each Underlying, its closing price on the Final Valuation Date.
Contingent Coupon Payments:
If the closing prices of each of the Underlyings are equal to or greater than their respective Coupon Barriers on each trading day during a Quarterly Observation Period, we will pay you the contingent coupon for that period on the relevant Coupon Payment Date.
If the closing price of any of the Underlyings is less than its Coupon Barrier on any trading day during a Quarterly Observation Period, the contingent coupon for that period will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
Each contingent coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate.
Contingent coupon payments on the Notes are not guaranteed. We will not pay you the contingent coupon for any Quarterly Observation Period in which the closing price of any Underlying on any trading day during that period is less than its Coupon Barrier.

Quarterly Observation Period:
With respect to each Coupon Payment Date, the period from but excluding the second immediately preceding Quarterly Observation End Date (or, in the case of the first Coupon Payment Date, from but excluding the trade date) to and including the immediately preceding Quarterly Observation End Date.

Coupon Payment Dates:	Two business days following each Quarterly Observation End Date (as set forth on page 5), except that the Coupon Payment Date for the final Quarterly Observation Period is the maturity date.
Contingent Coupon Rate:	9.25% per annum.
Coupon Barrier:
With respect to each Underlying, 65% of its Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement).

Downside Threshold:
With respect to each Underlying, 60% of its Initial Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement).

Issuer Call Feature:
We may elect to call the Notes on any Coupon Payment Date (other than the final Coupon Payment Date), regardless of the prices of the Underlyings.  If we call the Notes, we will pay you on the applicable Call Settlement Date a cash payment

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before we elect to call the Notes, we will deliver written notice to The Depository Trust Company (“DTC”) at least three business days prior to that date (each such third business day, a “Call Notice Date”).
Payment at Maturity:
If the Notes are not called and the Final Price of each Underlying is equal to or greater than its respective Downside Thresholds, we will pay you a cash payment per Note on the maturity date equal to $10 plus any contingent coupon payment otherwise due on the maturity date.
If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, we will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:
$10.00 + ($10.00 × Underlying Return of the
Least Performing Underlying)

Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	With respect to each Underlying, Final Price – Initial Price Initial Price

Investment Timeline
May 10, 2019:	The Initial Price, Coupon Barrier and Downside Threshold of each Underlying were determined.

Quarterly (callable at our election):
If the closing prices of each of the Underlyings are equal to or greater than their respective Coupon Barriers on each trading day during a Quarterly Observation Period, we will pay you a contingent coupon payment on the applicable Coupon Payment Date.
We may, at our election and upon written notice to DTC, call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing price of any Underlying. If we elect to call the Notes, we will pay you a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due for the applicable Quarterly Observation Period, and no further payments will be made on the Notes.

Maturity Date:
The Final Price of each Underlying is observed on the Final Valuation Date.
If the Notes have not been called and the Final Prices of each Underlying is equal to or greater than its respective Downside Threshold, we will repay the principal amount plus any contingent coupon payment otherwise due on the maturity date.
If the Notes have not been called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Least Performing Underlying, for an amount equal to:
$10 + ($10 × Underlying Return of the Least Performing Underlying) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING ON EACH TRADING DAY OF THE QUARTERLY OBSERVATION PERIODS AND ON THE FINAL VALUATION DATE AND ANY DECLINE IN THE PRICE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICES OF THE OTHER UNDERLYINGS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Quarterly Observation Periods, Quarterly Observation End Dates and Coupon Payment Dates

Quarterly Observation Periods Ending on the Following Quarterly Observation End Dates	Coupon Payment Dates / Call Settlement Dates (if called)
August 12, 2019	August 15, 2019
November 11, 2019	November 14, 2019
February 10, 2020	February 13, 2020
May 11, 2020	May 14, 2020
August 10, 2020	August 13, 2020
November 10, 2020	November 16, 2020
February 10, 2021	February 16, 2021
May 10, 2021	May 13, 2021
August 10, 2021	August 13, 2021
November 10, 2021 (the Final Valuation Date)	November 16, 2021* (the Maturity Date)

* The Notes are not callable on the Final Valuation Date. Thus, the Maturity Date is not a Call Settlement Date. Each of the Quarterly Observation End Dates, and therefore the Coupon Payment Dates, is subject to the market disruption event provisions set forth below under “General Terms of the Notes – Market Disruption Events.”

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlyings or the securities held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Notes Generally
♦
Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, we will repay you the principal amount of your Notes in cash only if the Final Price of each Underlying is greater than or equal to its Downside Threshold, and we will only make that payment at maturity.  If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the Least Performing Underlying.

♦
The Contingent Repayment of Principal Applies Only at Maturity — If the Notes are not called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the prices of each Underlying is above its respective Downside Threshold.

♦
You May Not Receive any Contingent Coupons with Respect to your Notes — We will not necessarily make periodic coupon payments on the Notes. If the closing price of any Underlying on any trading day during a Quarterly Observation Period is less than its Coupon Barrier, we will not pay you the contingent coupon applicable to that period. This will be the case even if the closing price of each other Underlying is greater than or equal to its respective Coupon Barrier on each trading day during that Quarterly Observation Period, and even if the closing price of that Underlying was higher than its Coupon Barrier on every other trading day during the Quarterly Observation Period. If the closing price of any Underlying is less than its Coupon Barrier on any trading day during each Quarterly Observation Period, we will not pay you the applicable contingent coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon will coincide with a greater risk of principal loss on your Notes.

♦
The Return on the Notes Is Limited to the Sum of Any Contingent Coupons, and You Will Not Participate in Any Appreciation of Any Underlying — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of any Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Quarterly Observation Periods for which the contingent coupon is payable prior to maturity, or if we elect to call the Notes. Further, if we elect to call the Notes, you will not receive any contingent coupons or any other payments in respect of any Quarterly Observation Periods after the Call Settlement Date. If we do not elect to call the Notes, you may be subject to the risk of decline in the price of each Underlying, even though you are not able to participate in any potential appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in the Underlyings. In addition, if we do not elect to call the Notes and the Final Price of any Underlying is below its Downside Threshold, you will lose some or all of your principal amount, and the overall return on the Notes would be less than the amounts that would be paid on a conventional debt security of ours of comparable maturity.

♦
The Contingent Coupon Rate per Annum Payable on the Notes Will Reflect in Part the Volatility of the Underlyings, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the prices of the Underlyings. The greater the volatility of the Underlyings, the more likely it is that the price of an Underlying could close below its Coupon Barrier on one or more trading days, or below its Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Notes than the rate payable on our conventional debt securities with a comparable term. In addition, lower correlation between the Underlyings can also indicate a greater likelihood of one Underlying closing below its Coupon Barrier on a trading day or its Downside Threshold on the Final Valuation Date. This greater risk will also be reflected in a higher Contingent Coupon Rate than on a security linked to Underlyings with a greater degree of correlation. However, while the Contingent Coupon Rate will be set on the trade date, the Underlyings’ volatility and correlation can change significantly over the term of the Notes, and may increase. The prices of one or each of the Underlyings could fall sharply at any time, which could reduce the payments on the Notes.

♦
The Notes May Be Called Early and Are Subject to Reinvestment Risk — We may, in our sole discretion, elect to call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing price of any Underlying. If we elect to call your Notes early, you will no longer have the opportunity to receive any contingent coupons after the applicable Call Settlement Date. The first Quarterly Observation End Date, which is the first potential date on which we may elect to call the Notes, occurs approximately three months after the trade date, and therefore you may not have the opportunity to receive any contingent coupons after approximately three months. In the event we elect to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds at an investment comparable to the Notes; you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.

It is more likely that we will elect to call the Notes prior to maturity when the sum of the expected remaining payments on the Notes is greater than the amounts that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to call the Notes prior to maturity when the sum of the expected remaining payments on the Notes is less than the amounts that would be payable on other comparable instruments issued by us, which includes when the price of any of the Underlyings is less than its respective Coupon Barrier or Downside threshold.

Therefore, the Notes are more likely to remain outstanding when your risk of not receiving a contingent coupon, and your risk of not receiving your full principal at maturity is relatively higher.
♦
The Notes Are Subject to Our Credit Risk — The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

♦
The Notes Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities — Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value for the Notes that is set forth on the cover page of this pricing supplement is less than the public offering price you pay for the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the prices of the Underlyings, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, the secondary market price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
♦
Owning the Notes Is Not the Same as Owning an Underlying or the Stocks Comprising an Underlying’s Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned an Underlying or stocks included in an Underlying’s underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of an Underlying or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return for any Underlying.

♦
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Shares of the Underlyings at Maturity — Investing in the Notes will not make you a holder of any shares of the Underlyings or any securities held by the Underlyings.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlyings or such other securities.

♦
Changes That Affect the Underlying Indices Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the index sponsors concerning the calculation of the underlying indices, additions, deletions or substitutions of the components of the underlying indices and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying indices and, therefore, could affect the share prices of the Underlyings, the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable underlying index, or if an index sponsor discontinues or suspends the calculation or publication of the applicable underlying index.

♦
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Its Actions — The index sponsors are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the index sponsors, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the Notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsors.

♦
Adjustments to an Underlying Could Adversely Affect the Notes — The applicable sponsor of each Underlying is responsible for calculating and maintaining that Underlying. These sponsors can add, delete or substitute the stocks comprising the respective Underlyings or make other methodological changes that could change the share prices of the Underlyings at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amounts payable on the Notes and/or the market value of the Notes.

♦
We and Our Affiliates Do Not Have Any Affiliation With the Investment Advisors of the Underlyings and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with these investment advisors in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Underlyings. These investment advisors are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Underlyings that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about these investment advisors or the Underlyings contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Underlyings.

♦
The Correlation Between the Performance of Each Underlying and the Performance of its Respective Underlying Index May Be Imperfect — The performance of an Underlying is linked principally to the performance of its underlying index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on each Underlying may correlate imperfectly with the return on its underlying index. Further, the performance of an Underlying may not exactly replicate the performance of its underlying index, because an Underlying will reflect transaction costs and fees that are not included in the calculation of its underlying index.

During periods of market volatility, securities underlying an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an Underlying and the liquidity of an Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of an Underlying may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Historical Prices of any Underlying Should Not Be Taken as an Indication of its Future Price During the Term of the Notes — The trading prices of the Underlyings will determine the value of the Notes at any given time. As it is impossible to predict whether the price of any Underlying will rise or fall, and trading prices of the common stocks held by the Underlyings will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlyings.

♦
Management Risk — The Underlyings are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, these Underlyings, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of its respective underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, these Underlyings generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlyings are subject to the risk that the investment strategy of their respective investment advisors may not produce the intended results.

♦
Your Return on the Notes Is Not Linked to a Basket Consisting of the Underlyings. Rather, It Will Be Contingent Upon the Performance of Each Individual Underlying — Unlike an instrument with a return linked to a basket of Underlyings or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by a positive performance by the other Underlyings. For example, for the contingent coupon to be paid, and contingent repayment of principal to be payable, each Underlyings must close above its Coupon Barrier or Downside Threshold on each trading day during a Quarterly Observation Period or on the Final Valuation Date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying, which results in a higher risk of you incurring a loss at maturity.

♦
Because the Notes Are Linked to the Individual Performance of More than One Underlying, It Is More Likely that One of the Underlyings Will Decrease in Value Below its Coupon Barrier Downside Threshold, Increasing the Probability That You Will Not Receive One or More Contingent Coupon Payments, or that You Will Lose Some or All of Your Initial Investment — The risk that you will not receive one or more contingent coupons or lose some or all of your initial investment in the Notes is greater if you invest in the Notes as opposed to securities that are linked to the performance of a single Underlying if their terms are otherwise substantially similar. With a greater total number of Underlyings, it is more likely that an Underlying will be below its Coupon Barrier or Downside Threshold, as applicable, which would reduce the payments on the Notes. In addition, the performances of two or more Underlyings may be positively or negatively correlated, or may not be correlated at all. If the Underlyings are not correlated to each other or are negatively correlated, there is a greater potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold.
It is impossible to predict what the correlations between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets and these different equity markets may not perform similarly over the term of the Notes. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are determined. As stated earlier, a higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Correlation of the Underlyings” below.
♦
An Investment in Notes Linked to IWM Is Subject to Risks Associated with an Investment in Stocks with a Small Market Capitalization — The IWM is linked to stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

♦
An Investment in the Notes is Subject to Risks Associated with Foreign Securities Markets — Because foreign companies or foreign equity securities held by the EEM are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦
An Investment in the Notes is Subject to Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Notes are highly susceptible, before making a decision to invest in the Notes.

♦
Exchange Rate Risk — The share price of the EEM will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EEM are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EEM will be adversely affected and the price of the EEM, and consequently, the market value of the Notes may decrease.

♦
No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the prices of the Underlyings will rise or fall. The closing prices of the Underlyings will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlyings. You should be willing to accept the downside risks of owning equities in general and the Underlyings in particular, and the risk of losing some or all of your initial investment.

♦
Lack of Liquidity — The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlyings that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlyings, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦
Potential Royal Bank of Canada and UBS Impact on Price — Trading or transactions by us, UBS or our respective affiliates in one or more of the Underlyings or the securities included in an Underlying’s underlying index, or in futures, options, exchange-traded funds or other derivative products on the Underlyings or those securities may adversely affect the market value of the Underlyings or the closing prices of the Underlyings, and, therefore, the market value of the Notes.

♦
The Terms of the Notes at Issuance Were Influenced, and Their Market Value Prior to Maturity Will Be Influenced, by Many Unpredictable Factors —  Many economic and market factors influenced the terms of the Notes at issuance, and will influence their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlyings on any trading day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the prices of the Underlyings. The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the price of each Underlying;
♦	the actual and expected volatility of the price of each Underlying;
♦	the expected correlation of the Underlyings;
♦	the time remaining to maturity of the Notes;
♦	the dividend rates on the securities held by the Underlyings;
♦	interest and yield rates in the market generally, as well as in each of the markets of the securities held by the Underlyings;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlyings that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Notes at issuance, and will also affect the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if, for example, the price of one or more of the Underlyings is at, or not sufficiently above, its Downside Threshold.
♦
The Anti-Dilution Protection for Each Underlying Is Limited — The calculation agent will make adjustments to the Initial Price, Coupon Barrier and/or Downside Threshold of each Underlying for certain events affecting the shares of the Underlyings. However, the calculation agent will not be required to make an adjustment in response to all events that could affect an Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer call or at maturity under different hypothetical scenarios for a $10.00 Note, with the assumptions set forth below.* We cannot predict the closing price of any Underlying on any trading day during any Quarterly Observation Period or on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis.
Principal Amount:	$10.00
Term:	Approximately 2.5 years (unless earlier called)
Hypothetical Initial Price:	$100 for each Underlying
Contingent Coupon Rate:	9.25% per annum (or 2.3125% per quarter)
Quarterly Observation Periods/Quarterly Observation End Dates:	Quarterly
Hypothetical Downside Threshold:	$60 for each Underlying, which is 60% of its hypothetical Initial Price
Hypothetical Coupon Barrier:	$65 for each Underlying, which is 65% of its hypothetical Initial Price
* Terms used for purposes of these hypothetical examples are not the actual Initial Prices, Coupon Barriers or Downside Thresholds. The actual Initial Price and resulting Downside Threshold and Coupon Barrier of each Underlying are set forth on the cover page of this document.
The examples below are hypothetical. These examples are intended to illustrate (a) the effect of an issuer call, (b) how the payment of a Contingent Coupon with respect to any Quarterly Observation Period will depend on whether the closing price of any Underlying is less than its Coupon Barrier on any trading day during that Quarterly Observation Period, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Price of any Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all of the Underlyings in certain scenarios. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the total payments per $10.00 in principal amount of the Notes over their term to the $10.00 initial issue price.
Example 1 — We Elect to Call the Notes on the First Quarterly Observation End Date
Quarterly Observation Period	Lowest Closing Price During Applicable Quarterly Observation Period	Payment (per Note)
First Quarterly Observation Period	SPY: $110 IWM: $120 EEM: $130
We elect to call the Notes. The losing price of each Underlying is above its Coupon Barrier on each trading day during the Quarterly Observation Period; we pay the contingent coupon of $0.23125 on the Call Settlement Date.

Total Payments (per $10.00 Note):		Payment on Call Settlement Date:	$10.23125 ($10.00 + $0.23125)
		Total:	$10.23125
		Total Return:	2.3125%
On the first Quarterly Observation End Date, we elect to call the Notes. Because the closing price of each Underlying is above its applicable Coupon Barrier on each trading day during the first Quarterly Observation Period, we will pay you on the Call Settlement Date $10.23125 per $10.00 principal amount of the Notes, which is equal to your principal amount plus the contingent coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Price of Each Underlying Is Above Its Downside Threshold
Quarterly Observation Period	Lowest Closing Price During Applicable Quarterly Observation Period	Final Price	Payment (per Note)
First Quarterly Observation Period	SPY: $115 IWM: $110 EEM: $85	N/A
Notes NOT called at our election. The closing price of each Underlying is at or above its Coupon Barrier on each trading day during the Quarterly Observation Period; we will pay contingent coupon of $0.23125 on the first Coupon Payment Date.

Second Quarterly Observation Period	SPY: $120 IWM: $115 EEM: $80	N/A
Notes NOT called at our election. The losing price of each Underlying is at or above its Coupon Barrier on each trading day during the Quarterly Observation Period; we pay the contingent coupon of $0.23125 on the second Coupon Payment Date.

Third Quarterly Observation Period	SPY: $115 IWM: $110 EEM: $58	N/A
Notes NOT called at our election. The losing price of at least one Underlying is below its Coupon Barrier on at least one trading day during the Quarterly Observation Period; we DO NOT pay the contingent coupon on the third Coupon Payment Date.

Fourth to Ninth Quarterly Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A
Notes NOT called at our election. The closing price of at least one Underlying is below its Coupon Barrier on at least one trading day during the Quarterly Observation Period; we DO NOT pay the contingent coupon on any of the fourth to ninth Coupon Payment Dates.

Tenth Quarterly Observation Period (the final Quarterly Observation Period)	SPY: $100 IWM: $105 EEM: $80	SPY: $115 IWM: $110 EEM: $85
Notes NOT callable. The Final Price of each Underlying is above its Downside Threshold and the closing price of each Underlying is above its Coupon Barrier on each trading day during Quarterly Observation Period; we repay principal plus we pay the contingent coupon of $0.23125 on the maturity date.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.23125 ($10.00 + $0.23125)
	Prior Contingent Coupons:	$0.4625 ($0.23125 × 2)
	Total:	$10.69375
	Total Return:	6.9375%
In this example, we do not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Price of each Underlying is greater than or equal to its Downside Threshold, and the closing price of each Underlying is greater than or equal to its Coupon Barrier on each trading day during the final Quarterly Observation Period, we will pay you on the maturity date $10.23125 per $10.00 in principal amount of the Notes, which is equal to your principal amount plus the contingent coupon due on the Coupon Payment Date that is also the maturity date.
In addition, because the closing price of each Underlying was greater than or equal to its Coupon Barrier on each trading day during the first and second Quarterly Observation Periods, we will pay the contingent coupon of $0.23125 on the first and second Coupon Payment Dates. However, because the closing price of at least one Underlying was less than its Coupon Barrier on at least one trading day during each of the third through ninth Quarterly Observation Periods, we will not pay any contingent coupon on the Coupon Payment Dates following the applicable Quarterly Observation Periods. Accordingly, we will have paid a total of $10.69375 per $10.00 in principal amount of the Notes, for a 6.9375% total return over the approximately 2.5 year term of the Notes.

Example 3 — Notes Are NOT Called and the Final Price of Each Underlying Is Above Its Downside Threshold
Quarterly Observation Period	Lowest Closing Price During Applicable Quarterly Observation Period	Final Price	Payment (per Note)
First Quarterly Observation Period	SPY: $95 IWM: $80 EEM: $120	N/A
Notes NOT called at our election. The closing price of each Underlying at or above its Coupon Barrier on each trading day during the Quarterly Observation Period; we will pay contingent coupon of $0.23125 on the first Coupon Payment Date.

Second Quarterly Observation Period	SPY: $90 IWM: $75 EEM: $115	N/A
Notes NOT called at our election. The closing price of each Underlying at or above its Coupon Barrier on each trading day during the Quarterly Observation Period; we will pay contingent coupon of $0.23125 on the second Coupon Payment Date.

Third Quarterly Observation Period	SPY: $115 IWM: $90 EEM: $60	N/A
Notes NOT called at our election. The closing price of at least one Underlying is below its Coupon Barrier on at least one trading day during Quarterly Observation Period; we DO NOT pay the contingent coupon on the third Coupon Payment Date.

Fourth to Ninth Quarterly Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A
Notes NOT called at our election. The closing price of at least one Underlying is below its Coupon Barrier on at least one trading day during Quarterly Observation Period; we DO NOT pay the contingent coupon on any of the fourth to ninth Coupon Payment Dates.

Tenth Quarterly Observation Period (the final Quarterly Observation Period)	SPY: $105 IWM: $80 EEM: $50	SPY: $110 IWM: $90 EEM: $80
Notes NOT callable. The Final Price of each Underlying is above its Downside Threshold, but the closing price of at least one Underlying is below its Coupon Barrier on at least one trading day during Quarterly Observation Period; we will repay principal but do not pay contingent coupon.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.4625 ($0.23125 × 2)
	Total:	$10.4625
	Total Return:	4.625%
In this example, we do not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Price of each Underlying is greater than or equal to its Downside Threshold, but the closing price of at least one Underlying is less than its Coupon Barrier on at least one trading day during the final Quarterly Observation Period, we will pay you on the maturity date $10.00 per $10.00 in principal amount of the Notes, which is equal to your principal amount, but we will not pay any Contingent Coupon on the maturity date.
In addition, because the closing price of each Underlying was greater than or equal to its Coupon Barrier on each trading day during the first and second Quarterly Observation Periods, we will pay the Contingent Coupon of $0.23125 on the first and second Coupon Payment Dates. However, because the closing price of at least one Underlying was less than its Coupon Barrier on at least one trading day during each of the third through ninth Quarterly Observation Periods, we will not pay any Contingent Coupon on the Coupon Payment Dates following the applicable Quarterly Observation Periods. Accordingly, we will have paid a total of $10.4625 per $10.00 in principal amount of the Notes for a 4.625% total return over the approximately 2.5 year term of the Notes.

Example 4 — Notes Are NOT Called and the Final Price of Any Underlying Is Below Its Downside Threshold
Quarterly Observation Period	Lowest Closing Price During Applicable Quarterly Observation Period	Final Price	Payment (per Note)
First Quarterly Observation Period	SPY: $55 IWM: $60 EEM: $50	N/A
Notes NOT called at our election. The closing price of each Underlying is below its Coupon Barrier on at least one trading day during the Quarterly Observation Period; we DO NOT pay the Contingent Coupon on the first Coupon Payment Date.

Second Quarterly Observation Period	SPY: $75 IWM: $60 EEM: $80	N/A
Notes NOT called at our election. The closing price of at least one Underlying below is its Coupon Barrier on at least one trading day during the Quarterly Observation Period; we DO NOT pay Contingent Coupon on the second Coupon Payment Date.

Third Quarterly Observation Period	SPY: $95 IWM: $59 EEM: $85	N/A
Notes NOT called at our election. The closing price of at least one Underlying is below its Coupon Barrier on at least one trading day during the Quarterly Observation Period; we DO NOT pay Contingent Coupon on the third Coupon Payment Date.

Fourth to Ninth Quarterly Observation Periods	Various (at least one Underlying below Coupon Barrier)	N/A
Notes NOT called at our election. The closing price of at least one Underlying below is its Coupon Barrier on at least one trading day during the Quarterly Observation Period; we DO NOT pay the Contingent Coupon on any of the fourth to ninth Coupon Payment Dates.

Tenth Quarterly Observation Period (the final Quarterly Observation Period)	SPY: $45 IWM: $75 EEM: $80	SPY: $45 IWM: $80 EEM: $85
Notes NOT callable. The closing price of at least one Underlying is below its Downside Threshold; we DO NOT pay the Contingent Coupon on the maturity date, and we will repay less than the principal amount, resulting in a loss proportionate to the decline of the Least Performing Underlying.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%
In this example, we do not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Price of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, we will pay you a total of $4.50 per $10.00 in principal amount of the Notes, for a -55.00% total return on the Notes, calculated as follows:
$10.00 × (1 + underlying return of the Least Performing Underlying)
In this example, the SPY is the Least Performing Underlying, with an underlying return of -55%.
$10.00 × (1 + -55.00%) = $4.50
In addition, because the closing price of at least one Underlying is less than its Coupon Barrier on at least one trading day during each Quarterly Observation Period, we will not pay any Contingent Coupons over the term of the Notes. Accordingly, we will have paid a total of $4.50 per $10.00 in principal amount of the notes, for a -55.00% total return over the approximately 2.5 year term of the Notes.
* * *
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If we do not elect to call the Notes, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Price of the Least Performing Underlying is less than its Downside Threshold on the Final Valuation Date, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that its underlying return is less than zero. You will be exposed to the market risk of each Underlying on each trading day of the Quarterly Observation Periods and on the Final Valuation Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings.
Any payment on the Notes, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TACYN-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Underlying for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
Under Section 871(m) of the Internal Revenue Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service has issued guidance that states that the U.S. Treasury Department and the Internal Revenue Service intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes (for example, upon a rebalancing of an Underlying), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor.

Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlyings
We have derived the following information regarding each of the applicable Underlyings from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any of the Underlyings and the Underlyings will have no obligations with respect to the Notes. This document relates only to the Notes and does not relate to the shares of any of the Underlying or any securities included in any of the underlying indices of the Underlyings. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to any of the Underlyings in connection with the offering of any of the Notes. There can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of any of the Underlyings have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any of the Underlyings could affect the price of its shares after the trade date, and therefore could affect the payment at maturity.
The selection of the Underlyings relating to the Notes is not a recommendation to buy or sell the shares of any of the Underlyings. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any of the Underlyings. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to each Underlying may be obtained through the SEC’s website at http://www.sec.gov.
The SPDR® S&P® 500 ETF Trust
SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with our use of information about the SPDR Trust.
The shares of the SPDR® S&P 500® ETF trade on the NYSE Arca under the symbol “SPY.” The SPY’s investment adviser is State Street Global Advisors.
The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “SPX Index”). To maintain the correspondence between the composition and weightings of stocks held by the SPY and component stocks of the SPX Index, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.
The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the SPX Index. The SPY seeks to invest in substantially all of the securities that comprise the SPX Index. The SPY typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the SPY’s shareholders as “ordinary income.” In addition, the SPY realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.”
The S&P 500® Index (“SPX Index”)
The SPX Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the SPX Index by reference to the prices of the constituent stocks of the SPX Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX Index constituent stocks and received the dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX Index. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX Index while a second listed share class line of the same company is excluded.
Computation of the SPX Index
While S&P currently employs the following methodology to calculate the SPX Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.
Historically, the market value of any component stock of the SPX Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX Index.
Under float adjustment, the share counts used in calculating the SPX Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX Index. Constituents of the SPX Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX Index. If a constituent company of the SPX Index reorganizes into a multiple share class line structure, that company will remain in the SPX Index at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX Index is calculated using a base-weighted aggregate methodology. The level of the SPX Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX Index, it serves as a link to the original base period level of the SPX Index. The index divisor keeps the SPX Index comparable over time and is the manipulation point for all adjustments to the SPX Index, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX Index, and do not require index divisor adjustments.
To prevent the level of the SPX Index from changing due to corporate actions, corporate actions which affect the total market value of the SPX Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX Index remains constant and does not reflect the corporate actions of individual companies in the SPX Index. Index divisor adjustments are made after the close of trading and after the calculation of the SPX Index closing level.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

Historical Information
The graph below illustrates the performance of the SPY from May 10, 2009 to May 10, 2019, based on its Initial Price of $288.10. The green solid line represents its Downside Threshold of $172.86, which is 60% of its Initial Price; the red solid line represents its Coupon Barrier of $187.27, which is 65% of its Initial Price (rounded to two decimal places).

HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

iShares Funds
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the IWM and the EEM. Each of these Underlyings seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The applicable Underlying typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the applicable Underlying realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the applicable Underlying, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable Underlying or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the Notes or any member of the public regarding the advisability of investing in any of the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the Notes or in connection with our use of information about any of the Underlyings or any of the iShares® Funds.
The iShares® Russell 2000 ETF
The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The shares of this underlying trade on the NYSE Arca, Inc. under the symbol “IWM.”
Russell 2000® Index
The Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring), but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or

30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Information
The graph below illustrates the performance of the IWM from May 10, 2009 to May 10, 2019, based on its Initial Underlying Price of $156.62. The green solid line represents its Downside Threshold of $93.97, which is 60% of its Initial Price; the red solid line represents its Coupon Barrier of $101.80, which is 65% of its Initial Price (each rounded to two decimal places).

HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

iShares® MSCI Emerging Markets ETF
The shares of the EEM are issued by iShares, Inc., a registered investment company. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM trades on the NYSE Arca under the ticker symbol “EEM.” BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the EEM.
BFA, as the investment advisor to the EEM, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The EEM generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The EEM may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the EEM track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.
The MSCI Emerging Markets Index
The information below is included only to give insight to the MSCI Emerging Markets Index, the performance of which the EEM attempts to reflect. The Notes are linked to the performance of the EEM and not to the MSCI Emerging Markets Index.
The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.
The index is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The index currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.
The index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts, are eligible for inclusion in the equity universe.  Conversely, mutual funds, ETFs, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual

DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The investability screens used to determine the investable equity universe in each market are as follows:
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Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

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Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

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Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

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Minimum Foreign Room Requirement: this investability screen is applied at the individual security level.  For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)                    Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)                   Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)                  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.
None of us, the dealer or any of our other affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the index or any successor to the index.

Historical Information
The graph below illustrates the performance of the EEM from May 10, 2009 to May 10, 2019, based on its Initial Price of $41.98. The green solid line represents its Downside Threshold of $25.19, which is 60% of its Initial Price; the red solid line represents its Coupon Barrier of $27.29 which is 65% of its Initial Price (each rounded to two decimal places).
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Correlation of the Underlyings
The graph below illustrates the daily performance of the Underlyings from May 10, 2009 through May 10, 2019. For comparison purposes, each Underlying has been normalized to have a closing price of $100.00 on May 10, 2009 by dividing the closing price of that Underlying on each day by the closing price of that Underlying on May 10, 2009 and multiplying by $100.00. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg L.P., without independent verification.
Past performance of the Underlyings is not indicative of their future performance.

The correlation of two or more Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of the Underlyings relative to one another over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the other. The lower (or more negative) the correlation between two or more Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of those Underlyings will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if the two or more Underlyings have a higher positive correlation, one or more of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as each of those Underlyings may decrease in value together.
The lower the correlation between two or more Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. Therefore, the greater the number of Underlyings, the greater the potential for a loss of principal at maturity.  We determined the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes were set. As discussed above, increased risk resulting from lower correlation or from a greater number of Underlyings are reflected in a higher Contingent Coupon Rate than would be payable on securities linked to fewer Underlyings or that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.
We expect to deliver the Notes on a date that is greater than two business days following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of each Underlying, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement dated October 3, 2018 under the caption “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.

Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 7, 2018, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated September 7, 2018.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 7, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated September 7, 2018.